Exhibit 10.1

John Neal To Retire as President

Richmond, Va., September 30, 2015 – Union Bank & Trust today announced that John C. Neal, 66, plans to retire as President of the bank effective December 31, 2015.

“If you were to look up the definition of a true community banker, you would most likely find a picture of John Neal as an example,” said G. William Beale, president and CEO of Union Bankshares Corporation. “Through his contacts and reputation for delivering exceptional service, John was instrumental in the growth of Union in the Fredericksburg region when he first joined in 1991 and later brought the same commitment and dedication to his role as bank president. John has always understood that in order for a community bank to grow, it has to help the community it serves grow. As a result, he played a significant role in the bank’s growth, both organically and through acquisition, from $200 million to more than $7.5 billion today. While John will no longer be involved with Union on a day to day basis after his retirement, we are fortunate that John has agreed to continue his service on the bank board as well as serve as an advisor to management.”

Neal has served Union for nearly 25 years after working at another regional financial institution for 15 years. Hired as a Vice President, Neal rose to Chief Credit Officer, Chief Operating Officer, Chief Banking Officer before becoming, in 2004, only the fifth president of Union Bank & Trust Company in its 113 year history. Neal serves on the Union Bank & Trust board as well as the Board of Directors of the Federal Home Loan Bank of Atlanta and was recently appointed to the board of trustees for the Graduate School of Banking at Louisiana State University.

“I have made a career in banking for almost 40 years,” said Neal. “I am only retiring from my day-to-day job and look forward to continuing my involvement in banking through my service on Union’s bank board as well other bank related boards.”

Following Neal’s retirement, Beale will assume the title of president of Union Bank & Trust.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 124 branches and approximately 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications